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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 1, 2002 with respect to the statement of tangible net liabilities sold of the Prenate Product Line at August 20, 2001, and the related statements of net sales and product contribution for the period
January 1, 2001 through August 20, 2001 and the year ended December 31, 2000 included in the Registration Statement (Form S-1) and related Prospectus of First Horizon Pharmaceutical Corporation for the registration of 6,500,000 shares of its common stock.


Ernst & Young LLP


March 1, 2002
New York, New York